Exhibit 10.24

SERVICE AGREEMENT
1 september 2015
between WORLDPAY GROUP LIMITED and RON KALIFA

Contents
Clause                                            Page

1.	Definitions................................................................................................................ 1

2.	Appointment and Term............................................................................................ 2

3.	Duties....................................................................................................................... 3

4.	Place of Work............................................................................................................ 5

5.	Hours of Work........................................................................................................... 5

6.	Conflicts of Interest and Dealings in Securities........................................................ 5

7.	Salary and Bonus...................................................................................................... 6

8.	Expenses................................................................................................................... 6

9.	Benefits..................................................................................................................... 7

10.	Pension...................................................................................................................... 7

11.	Holidays.................................................................................................................... 8

12.	Illness or Accident.................................................................................................... 8

13.	Termination............................................................................................................... 9

14.	Confidentiality.......................................................................................................... 11

15.	Protection of Business Interests................................................................................ 12

16.	Intellectual Property Rights...................................................................................... 12

17.	Data Protection......................................................................................................... 12

18.	Disciplinary and Grievance Procedure..................................................................... 13

19.	Collective Agreements.............................................................................................. 13

20.	Regulatory Requirements......................................................................................... 13

21.	Notices...................................................................................................................... 13

22.	General...................................................................................................................... 13
Schedule

1.	Protection of Business Interests................................................................................ 16

2.	Intellectual Property Rights...................................................................................... 18

THIS AGREEMENT is made on 1 September 2015 between the following parties:

(1)	WORLDPAY GROUP LIMITED, a company incorporated in England and Wales (registered number 08762327) whose registered office is at The Walbrook Building, 25 Walbrook, London EC4N 8AF (the Company); and

(2)	RON KALIFA of Coolaroo, Bickley Park Road, Bickley, Kent BR1 2AT (the Executive).
IT IS AGREED as follows

1.	Definitions

1.	Definitions
In this Agreement the following words and expressions have the following meanings:
Act means the Employment Rights Act 1996;
Board means the board of directors of the Company from time to time;
Deductions means any amount owed in respect of income tax and employees National Insurance contributions arising in respect of any salary or other entitlements which the Company will deduct and account for to H.M. Revenue and Customs (HMRC);
Effective Date means 1September 2015;
Executive's Family means the Executive's spouse or civil partner and any children of the Executive or his spouse or civil partner under the age of 18;
Group Company means the Company and any company which from time to time is:

(a)	a subsidiary undertaking of the Company;

(b)	a Holding Company of the Company;

(c)	a subsidiary undertaking of any such Holding Company; or

(d)
an associated company, being any company in which the Company or any Group Companies has a shareholding of 50% or more or any company which has a shareholding of 50% or more in the Company or any Group Companies, and "Group" will mean all such Group Companies at that time;
Incapacity means any sickness or injury which prevents the Executive from carrying out his duties;
Subsidiary and Holding Company means a "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company will be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;
Term means the period of the Executive's employment under this Agreement;
Termination Date means the date on which the employment of the Executive under this Agreement terminates for whatever reason and derivative expressions will be construed accordingly; and
Working Time Regulations means the Working Time Regulations 1998.

2.	Interpretation

(a)
Words and phrases which are not defined in this Agreement but which are defined in the Act, the Companies Act 1985 or the Companies Act 2006 (as the context so requires) or the Insolvency Act 1986 will be construed as having those meanings.

(b)
References to any statute or any statutory provision will be construed as references to the statute or statutory provision as in force at the date of this Agreement and as subsequently re-enacted or consolidated and will include references to any statute or any statutory provision of which it is a re‑enactment or consolidation.

(c)	Unless the context otherwise requires references in this Agreement to the feminine gender will, where appropriate, be deemed to include the masculine and vice versa.

(d)	The Schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	Appointment and Term

1.	The Company will employ the Executive and the Executive will serve the Company as Vice Chairman and Executive Director.

2.
The Executive's employment under this Agreement commenced on the Effective Date and will continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than twelve (12) months prior notice in writing.

3.	The Executive's employment will in any event terminate on the date on which the Executive reaches the age of 65 or any later age determined by the Board as the normal retirement age for all employees.

4.
The Executive represents and warrants to the Company that, by entering into this Agreement and/or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

5.	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Term.

6.	The Executive’s previous employment with Royal Bank of Scotland plc counts as part of the Executive’s continuous period of employment which commenced on 17 July 1978.

3.	Duties

1.	During the Term the Executive will:

(a)	act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any Group Company;

(b)	comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

(c)	abide by his fiduciary duties to any Group Company of which he is a director;

(d)	not do anything that would cause him to be disqualified from acting as a director;

(e)	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

(f)
unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Group during normal office hours and such other times as may be reasonably required for the proper performance of his duties and he will not be entitled to any additional remuneration for work performed outside normal office hours;

(g)
diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him and do so in a competent manner;

(h)	comply with all reasonable and lawful directions given to him by the Board;

(i)	promptly make such reports to the Board in connection with the affairs of the Group on such matters and at such times as are reasonably required;

(j)	report any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Group to the Board on becoming aware of it;

(k)
at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Group and provide such explanations of his conduct as the Board may reasonably require;

(l)	commensurate with his position, use his reasonable endeavours to promote, protect, develop and extend the business of the Group;

(m)	not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Group;

(n)
consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes; and

(o)	comply with any electronic communication systems policy that the Group may issue from time to time.

2.	The Executive will not at any time, without the prior consent of the Board:

(a)	incur on behalf of a Group Company any capital expenditure in excess of the sum authorised from time to time by the Board; or

(b)
enter into, on behalf of a Group Company, any commitment, contract or arrangement which is otherwise in the normal course of the Group’s business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature; or

(c)
engage any person on terms that he will receive remuneration at an annual rate in excess of £40,000 or the termination of whose employment will require more than three months’ notice, other than in accordance with Company procedures and authorisation limits.

3.
During any period of garden leave pursuant to clause 3.4, the Board will be entitled to appoint a further executive, director or employee having responsibilities similar to the Executive to carry out the duties of the Executive (provided that the Executive’s remuneration under this Agreement is not affected by that appointment).

4.
Notwithstanding the provisions of clause 3.1, the Company may at any time following the giving of notice by either party to terminate this Agreement and for such period as it may specify not exceeding the length of notice given cease to provide work for the Executive, in which event during that period the other provisions of this Agreement including those relating to the Executive's remuneration will continue to have full force and effect but the Executive will not be entitled to access any premises of the Company or any Group Company (such period being Garden Leave). The Company may, in addition to the above:

(a)
(without limitation to Schedule 2) require the Executive not to contact or have any communication for business purposes with any clients, suppliers, agents, professional advisers, brokers, bankers, employees or contractors of any Group Company; and/or

(b)	require the Executive to resign from any or all offices, including directorships, of any Group Company; and/or

(c)	revoke or suspend any powers of attorney and authorised signatories the Executive may hold for any Group Company; and/or

(d)
appoint a further executive director or employee to perform the Executive's duties and to exercise all or any of his powers or to delegate all or any of the Executive's duties to any other director or employee who may exercise those powers; and/or

(e)	require the Executive to take any outstanding holiday time which is accrued up to the commencement of the notice period.

5.
Notwithstanding the provisions of clause 3.1, the Company may at any time suspend the Executive for a period of no more than two weeks during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. During any period of suspension the Executive will continue to receive his salary and contractual benefits but the Executive will not be entitled to access any premises of the Company or any Group Company and the Company may require the Executive not to contact for business purposes any clients, suppliers, agents, professional advisers, brokers, bankers or employees of any Group Company (such period being Suspension).

6.
Subject always to clause 6, during the Term the Executive will not without the prior written consent of the Board engage in any activities, public office or other occupation outside his employment which may detract from the proper and timely performance of his duties under this Agreement. The Executive will not hold office in any company which is not a Group Company without the prior written approval of the Board. For the avoidance of doubt, nothing in this clause will be construed to require the Board's prior written consent to the Executive's participation in any recreational or charitable activities which would not reasonably be expected to detract from the proper and timely performance of his duties under this Agreement.

4.	Place of Work
The Executive's principal place of work will be at The Walbrook Building, 25 Walbrook, London EC4N 8AF or such other place in the UK after reasonable advance warning has been given to the Executive as may be required by the Company from time to time and the Executive will undertake any travel (nationally or internationally) reasonably necessary for the proper performance of his duties. If the Executive's place of work is to be moved so that it is necessary for the Executive to relocate his principal residence, he will raise this with the Company, but if the Company confirms the relocation, it will be responsible for all reasonable costs incurred by the Executive in connection with the relocation.

5.	Hours of Work

1.
The Executive's normal working hours will be 9.00am to 5.00pm on Mondays to Fridays and any additional hours necessary for the proper performance of his duties. The Executive acknowledges that he will not receive further remuneration in respect of any additional hours.

2.
The parties agree that the nature of the Executive's position is such that his working time cannot be measured and, accordingly, that the appointment falls within the scope of Regulation 20 of the Working Time Regulations.

6.	Conflicts of Interest and Dealings in Securities

1.
During the Term the Executive will not, whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of any Group Company or otherwise with the prior consent in writing of the Board) be engaged, concerned or interested in any other business which:

(a)	is wholly or partly in competition with any business carried on by the Company or any Group Company; or

(b)	as regards any goods or services is a supplier to or customer of the Company or any Group Company, provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to three per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

2.	The Executive agrees that he will not enter into any transaction which contravenes the insider dealing provisions contained in Part V of the Criminal Justice Act 1993.

3.
The Executive will at all times comply with any share dealing rules issued from time to time by the Company for Directors of the Group Companies, provided he has received prior written notification of the rules.

4.
The Executive agrees to disclose to the Board any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to conflict or compete with the proper performance of the Executive's obligations under this Agreement.

7.	Salary

1.
The Executive will receive an annual salary of £475,000 (subject to the appropriate Deductions) which will accrue from day to day and be payable by equal monthly instalments partly in arrears and partly in advance on the 18th day of each calendar month, or if this falls on a weekend on the next business day, or such salary as may be agreed by the Board on annual review in accordance with the Company's usual practice. The Company is under no obligation to award an increase following a salary review.

2.
The Company may in its absolute discretion pay the Executive a bonus dependent upon levels of achievement against annually set targets as agreed by the Board, with a potential target payment of 80% of base salary for achievement of the targets set for that year and a potential maximum of 160% of base salary. Such targets will be specific and measurable and will be notified to the Executive no later than mid-way through the first month of the bonus year, and will be partly measured against the performance of the Company and partly against the performance of the Executive.

3.
If the Executive's employment is terminated other than by lawful summary dismissal pursuant to clause 13.3, the Executive will be entitled to receive payment of any bonus payable in accordance with clause 7.2 as a pro-rata proportion up to the date of termination subject to achievement of the set targets as amended to reflect the pro rata period. If for whatever reason targets have not been set then the relevant bonus to be subject to pro-rating will be the previous performance bonus received by the Executive.

4.	Any bonus paid in accordance with clause 7.2 will not be pensionable.

5.	Where payable, bonus payments will be made by the Company to the Executive promptly following the filing of audited accounts for the year concerned.

6.
The Executive will not be entitled to any fees in respect of any directorship of the Company or any Group Company and to give effect to this clause the Executive will forthwith pay to the Company or procure that the Company is paid all such fees received.

7.
The Company may deduct from the salary or any other sums owed to the Executive, any Deductions and any money owed to any Group Company by the Executive, including, but without limitation to, any overpayments whether of salary, expenses or otherwise, loans or advances made to him by any Group Company or in respect of any excess holiday taken and the Executive agrees that such sums will be recoverable as a debt.

8.	Expenses

1.
The Executive will be entitled to be reimbursed for all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) reasonably incurred by him in the proper performance of his duties, subject to the production of any receipts or other evidence the Company reasonably requires.

2.	The Executive will abide by the Group's policies on expenses as communicated to him from time to time.

9.	Benefits

1.	During the Term, subject to the conditions and rules of the particular scheme from time to time in force, the Executive will be entitled to:

(a)	private medical cover for the Executive (and the Executive's Family) under the relevant scheme the Company operates for its employees; and

(b)	permanent health insurance for the Executive under the relevant scheme the Company operates for its employees.

2.
The Executive and his spouse will be eligible to participate in the Company's life assurance scheme which will pay to the Executive’s or the spouse’s dependents a sum equal to six times the Executive’s gross annual salary if the Executive or the spouse dies during the Term. Participation is subject to:

(a)	the terms of the Company's life assurance scheme, as amended from time to time;

(b)	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(c)
the Executive satisfying the normal underwriting requirements of the relevant insurance provider of the Company's life assurance scheme and the premium being at a rate which the Company considers reasonable.

3.
The Executive will be entitled to participate in any benefit plans generally made available to employees of the Company or senior employees of the Company, on the proviso that any costs of such participation is deducted from the executive’s salary where appropriate.

10.	Pension

1.
The Executive may participate in the Company's defined contribution pension scheme subject to the rules of the relevant scheme as apply to the Executive and any relevant tax reliefs and exemptions available from HMRC, in both cases as amended from time to time. Full details of the scheme are available from Human Resources.

2.
The Company will make an allowance available of 20% of the Executive's annual salary (not including any bonus) and the Executive may elect that such part of that allowance as he notifies the Company will be contributed to the Company's defined contribution pension scheme on a monthly basis and the remainder (if any) will be paid to the Executive as salary each month, provided that once an election is made it cannot be changed for 12 months.

3.	The Executive will make contributions to the scheme at a level agreed from time to time by the Company and the Executive.

4.	The Company will notify the Executive from time to time as to whether a contracting-out certificate is in force in respect of the Company's defined contribution pension scheme.

11.	Holidays

1.
The Executive will be entitled (in addition to the usual public holidays in England and Wales) to 30 days' holiday on full pay in each holiday year (being from 1 January to 31 December) to be taken at such reasonable time or times, subject to the Board's reasonable discretion. A maximum of five days' holiday may be carried over from one year to the next, provided that any days carried over are taken before March of the following year.

2.	The Company may require the Executive to work on any public or bank holiday but in such event the Executive will be entitled to time off in lieu.

3.
On termination of the Executive's employment the Executive will either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata holiday entitlement, such salary to be calculated on the basis of 1/260th of the fixed annual salary payable to the Executive pursuant to clause 7.1 for each day of outstanding or excess holiday entitlement, as appropriate.

4.
During any notice period pursuant to clause 2.2 the Board may require the Executive to take any outstanding holiday entitlement. Following expiration of any notice period, if, on termination of this Agreement, the Executive has:

(a)
any outstanding holiday entitlement the Company will make a payment to the Executive in lieu of that holiday entitlement subject to any deductions the Company will be entitled to make in respect of any sums owed by the Executive to the Company; or

(b)	taken holiday in excess of his accrued entitlement, the Company is authorised to deduct from any sum owed by the Company to the Executive a sum representing the excess holiday taken, and for these purposes, one day's holiday pay will be calculated as 1/260th of the Executive's basic annual salary.

12.	Illness or Accident

1.
The Executive will from time to time at the request and expense of the Company submit to medical examinations and tests by a medical practitioner nominated by the Company, the results of which will be disclosed to the Company.

2.
If the Executive is absent from his duties as a result of Incapacity for a period of seven days or more he will, at the request of the Company, produce medical certificates to the Company in respect of the entire period of his absence.

3.
lf the Executive is absent owing to Incapacity so that he is unable properly to perform his duties he will continue to be entitled to his full salary and benefits including any bonus payable during any period of Incapacity during the first six months of such absence in any 12-month period and thereafter any such salary and benefits will be paid at the discretion of the Company. After a consecutive period of absence of one month, the Company will be entitled at any time to appoint a further executive director or employee to perform the Executive's duties and to exercise his powers save that such appointment will be revoked immediately on the Executive’s return to work.

4.	lf the Executive's Incapacity occasioned by the actionable negligence of a third party in respect of which damages are recoverable, the Executive will

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with those circumstances;

(b)
if the Company requires, pursue a claim at the sole cost of the Company, including but not limited to any award for costs made against the Executive, against the third party and refund the Company the lesser of:

(i)	the amount of damages recovered by him in respect of loss of earnings under such compromise, settlement or judgement (after deducting any related costs borne by him); and
(ii)    the sums paid to him in respect of the period of Incapacity.

5.
The Company will pay the Executive all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid will be deemed to be inclusive of any statutory sick pay.

6.
The Executive's entitlement under clause 12.3 will cease if at any time during the six month period the Executive receives benefits under any permanent health insurance scheme referred to in clause 9 or any other such equivalent Company scheme providing the same level of benefits in respect of which any Group Company pays or has paid premiums on behalf of the Executive, in which case the Company will have no further obligation to the Executive under this clause.

13.	Termination

1.	The Company will at all times be entitled to terminate this Agreement pursuant to clause 2.2.

2.
The Company may, at its sole and absolute discretion, terminate the Executive 's employment immediately at any time by serving a notice under this clause stating that this Agreement is being terminated in accordance with this clause 13.2 and undertaking to pay to the Executive, within 14 days, salary and benefits in lieu of any required period of notice or unexpired part thereof (subject to Deductions) together with any accrued holiday entitlement pursuant to clause 11.3. Where the Company terminates this Agreement in accordance with this clause 13, the terms of, inter alia, clause 14 and Schedules 2 and 3 will remain in full force and effect

3.
Notwithstanding the provisions of clauses 13.1 and 13.2, the Company will be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive's employment immediately without any payment by way of compensation, damages or otherwise if the Executive:

(a)	commits any act of gross misconduct affecting the business of any Group Company warranting summary termination at common law;

(b)	commits any material breach of the obligation of trust and confidence to his employer;

(c)	commits any:

(i)	material breach of any of the material terms or conditions of this Agreement; or

(ii)	persistent breach of any of the terms or conditions of this Agreement, including any wilful neglect of or refusal to carry out any of his duties or to comply with any reasonable and lawful instruction given to him by the Board provided that if any such breach or any such neglect or refusal is capable of remedy then this clause 13.3(c) will have effect only if written notice of that breach is served by the Company on the Executive specifying that it is served under this clause 13.3(c) and the Executive fails to remedy or, in the case of a persistent breach, to cease such a breach within 28 days of the service of such notice;

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(e)	becomes of unsound mind or a patient under any statute relating to mental health;

(f)	ceases to be eligible to work in the United Kingdom;

(g)
is charged with or convicted of any criminal offence (other than an offence under any road traffic legislation for which a penalty of imprisonment cannot be imposed) which has a material impact on his duties under this Agreement;

(h)
is disqualified from holding office in the Company or any company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or is disqualified or disbarred from membership of, or is subject to any serious disciplinary sanction by, any regulatory body within the industry, which undermines the confidence of the Board in the Executive's continued employment with the Company;

(i)	is guilty of any fraud or dishonesty or acts in any way which in the reasonable opinion of the Board brings any Group Company into disrepute or discredit; or

(j)	except where this has been required by the Company, such as in accordance with clause 13.5, resigns as a director of any Group Company.

4.	If clause 13.3 is exercised, for the purposes of this Agreement, the Termination Date will be the date on which the written notice terminating the Executive's employment is received by the Executive.

5.
The Executive will cease to be a director of any Group Company and agrees that he will be removed from the Board and the boards of any Group Company of which he is a director, without any claim for compensation:

(a)
If, at any time during the Term, the Executive is prevented from performing his duties for a period of one month or more through Incapacity, provided that the Executive will be immediately reappointed into the directorships if he returns to work; and in any event

(b)	at the commencement of any Garden Leave pursuant to clause 4; or

(c)	on the Termination Date.

6.
The proper exercise by the Company of its right of termination under clause 13.3 will be without prejudice to any other rights or remedies which any Group Company may have or be entitled to exercise against the Executive.

7.
If the employment of the Executive under this Agreement is terminated for the purposes of reconstruction or amalgamation only, whether by reason of the liquidation of the Company or otherwise, and he is offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then the Executive will have no claim against the Company in respect of the termination of his employment under this Agreement.

8.
The Executive will not at any time during any period when he is required to cease the performance of his duties or after the Termination Date make any public statements in relation to any Group Company or any of their officers or employees without the prior written consent of the Board except as required by law, regulation or by any court or other body with apparent jurisdiction to order such person to make or provide such a statement, or in response to any statement concerning the Executive made by any Group Company or any of their officers or employees. The Executive will not after the Termination Date represent himself as being employed by or connected with any Group Company.

9.
All credit, charge and expense cards and all books, papers, drawings, designs, documents, records and computer software kept or made by or in the possession or control of the Executive relating to the businesses of any Group Company and all other property of any Group Company are and remain the property of such Group

Company and the Executive will deliver all such items in his possession custody or control at the Termination Date immediately to the Company.

14.	Confidentiality

1.
The Executive acknowledges that during the Term he will in the performance of his duties become aware of trade secrets and other Confidential Information relating to any Group Company, their businesses and its or their clients or customers and their businesses, including, but without limitation:

(a)	details of customers and prospective customers of any Group Company, including terms of business with them, fees and commissions charged to or by them and any specific project requirements;

(b)	any information concerning a director, employee, agent, consultant or contractor of any Group Company, including terms of their employment contracts;

(c)	any information relating to Intellectual Property (as defined in Schedule 3) used by or belonging to any Group Company;

(d)
know-how, trade secrets, research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code), secret processes, designs and formulae undertaken, commissioned or produced by or on behalf of any Group Company;

(e)	any business development or marketing campaign involving any Group Company;

(f)	financial information, results and forecasts of any Group Company;

(g)	information relating to presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by any Group Company;

(h)	confidential reports or research commissioned by or provided to any Group Company; and

(i)	any information which the Executive is told is confidential and any information which has been given to any Group Company in confidence,
(the Confidential Information).

2.
Without prejudice to his general duties at common law in relation to such trade secrets and other Confidential Information, the Executive will not during the Term or at any time after the Termination Date disclose or communicate to any person or persons or make use (other than in the proper performance of his duties under this Agreement) and will use his reasonable endeavours during the Term and thereafter to prevent any disclosure, communication or use by any other person, of any such trade secrets or Confidential Information.

3.	The provisions of this clause 14 will cease to apply to information or knowledge which:

(a)	comes into the public domain otherwise than by reason of the default of the Executive;

(b)
was in a third party's lawful possession before disclosure by the Executive free of any restriction as to its use or disclosure (as can be demonstrated by the third party's written records or other reasonable evidence) and the third party did not obtain the same (whether directly or indirectly) from the Executive; or

(c)	is developed by or for a third party at any time by persons who have had no access to or awareness of the relevant information or knowledge.

4.	Clause 14.2 does not prevent the Executive from making a protected disclosure within the meaning of section 43A of the Act.

15.	Protection of Business Interests
The Executive will be bound by the provisions of Schedule 2.

16.	Intellectual Property Rights
The Executive will be bound by the provisions of Schedule 3.

17.	Data Protection

1.
The Executive consents to any Group Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

(a)	information about the Executive's physical or mental health or condition in order to monitor sick leave and take decisions as to the Executive' s fitness for work;

(b)	the Executive 's racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

2.
The Company may make such information available to any other Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

3.
The Executive consents to the transfer of such information to any Group Company and any Group Company's business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

18.	Disciplinary and Grievance Procedure

1.
Any disciplinary matters affecting the Executive will be dealt with by a non-executive director of the Company. There are no specific disciplinary rules affecting the Executive. Should the Executive wish to appeal against any disciplinary decision he should submit his appeal in writing to the Board whose decision on the appeal will be final.

2.
If the Executive wishes to seek redress for any grievance relating to his employment he should first discuss the matter with a non-executive director of the Company. If the matter is not then settled he should submit his grievance to the Board in writing.

19.	union
There are no collective agreements which directly affect the terms and conditions of the Executive's employment. The Executive may belong to a trade union but has no right to individual or collective representation, other than the legal right to be accompanied during disciplinary or grievance procedures.

20.	Regulatory Requirements

1.	The Company's business is subject to the Financial Services and Markets Act 2000 (FSMA) and regulated by the Financial Conduct Authority (FCA) and other regulatory bodies.

2.
It is a condition of the Executive's employment that the Executive complies with the rules and principles of the FCA and other regulations, laws and codes of conduct applicable to the employment with the Company and which are reflected in the Company's own rule books and manuals. Should the nature of the Executive's work, either now or in the future, require him to be approved by the FCA to carry out a particular role, failure to achieve and maintain such approval will prevent him from continuing employment in that role. At such time, it may be necessary for the Company to terminate this Agreement in accordance with clause 2.2.

21.	Notices
Any notice to be given under this Agreement will be in writing. Notices may be served by either party by personal service or by recorded delivery or by first class post addressed to the other party or by leaving such notice at, in the case of the Company, its registered office for the time being and, in the case of the Executive, his last known address as provided by him to the Company and any notice given will be deemed to have been served at the time at which the notice was personally served or, if sent by recorded delivery, at the time of delivery as recorded, or, if sent by first class post, on the second working day after posting or, in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

22.	General

1.	The information in this Agreement constitutes a written statement of the terms of employment of the Executive by the Company in accordance with the provisions of the Act.

2.
This Agreement (including its Schedules) constitutes the entire and only legally binding agreement between the parties relating to the employment of the Executive by any Group Company and replaces any previous employment agreements or arrangements.

3.
No failure or delay by either party in exercising any remedy, right, power or privilege under or in relation to this Agreement will operate as a waiver of the same nor will any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or exercise of any other remedy, right, power or privilege.

4.
No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement will have effect unless given in writing and signed by the Chairman or a non‑executive director.

No waiver of any particular breach of the provisions of this Agreement will operate as a waiver of any repetition of that breach.

5.
If any provision of this Agreement will be, or become, void or unenforceable for any reason within any jurisdiction, this will affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

6.
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law and no single or partial exercise of any right or remedy under this Agreement or provided by law will hinder or prevent further exercise of such or other rights or remedies.

7.	No variation of this Agreement of any of the documents referred to in it will be valid unless it is in writing and signed by or on behalf of each of the parties.

8.	This Agreement may be executed in two counterparts, each of which, when executed and delivered, will be an original, and the counterparts together will constitute one and the same instrument.

9.	This Agreement and the rights and obligations of the parties to it will be governed by and construed in accordance with the laws of England and Wales.

10.
In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties to it irrevocably agree and submit to the exclusive jurisdiction of the Courts of England and Wales.

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED	)
as a DEED by	)
WORLDPAY GROUP LIMITED	)	/s/ Michael Rake
acting by	)
Director
in the presence of:
Name of Witness

Signature of Witness

Address of Witness

Occupation of Witness

SIGNED	)
as a DEED by	)	/s/ Ron Kalifa
RON KALIFA	)
Signature of Executive

in the presence of:
Name of Witness

Signature of Witness

Address of Witness

Occupation of Witness

Schedule 1
POWER OF ATTORNEY

By this power of Attorney made on                                                     I, Ron Kalifa of Coolaroo, Bickley Park Road, Bickley, Kent BR1 2AT in accordance with the terms of the service agreement (the Service Agreement) of even date between myself and WORLDPAY GROUP LIMITED (the Company) HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement will have the same meanings in this power of Attorney):

(3)
to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 16 and Schedule 3 of the Agreement;

(4)	to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney; and

(5)
execute and do any such instrument or thing and generally to use my name for the purpose of giving the Company or its nominee the full benefit of clause 13.5(a) and 13.5(c), including without limitation a letter of resignation of my position as a director of any Group Company and any statutory filing documentation in connection with that resignation.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with the Service Agreement, will be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and        )
delivered by RON KALIFA        )
in the presence of:            )

Witness name:
Address:
Occupation:

SCHEDULE 2
Protection of Business Interests

1.	In this Schedule the following words and expressions will have the following meanings:
Business means the business or businesses of any Group Company in or with which the Executive has been involved or concerned at any time during the Relevant Period;
directly or indirectly means the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;
Key Personnel means any person who is at the Termination Date or was at any time during the Relevant Period employed in the Business in an executive, technical or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the Relevant Period;
Prospective Customer means any person, firm or company who has been engaged in negotiations, with which the Executive has been personally involved, with any Group Company with a view to purchasing goods and services from any Group Company during the Relevant Period;
Relevant Area means any country in which the Executive has been involved or concerned with the Business other than in a de minimis way at any time during the Relevant Period;
Relevant Customer means any person, firm or company who at any time during the Relevant Period was a customer of any Group Company, with whom or which the Executive directly dealt other than in an immaterial way or for whom or which the Executive was responsible on behalf of any Group Company at any time during the Relevant Period;
Relevant Goods and Services means any goods and services competitive with those supplied by any Group Company at any time during the Relevant Period in the supply of which the Executive was directly involved or concerned in a material way at any time during the Relevant Period;
Relevant Period means the Term or the 12 months before the Termination Date, if the Executive's length of employment at the Termination Date is 12 months or longer;
Restricted Period means the period of 12 months from the Termination Date less any period during which the Executive has not been provided with work pursuant to clause 3.4 of this Agreement or any part of the notice period which has been worked by the Executive;
Relevant Supplier means any person, firm or company who at any time during the Relevant Period was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to any Group Company and with whom or which the Executive had personal dealings during the Relevant Period; and
Termination Date means the date on which the employment of the Executive under this Agreement terminates.

2.	The Executive will not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:

(a)	solicit away from any Group Company;

(b)	endeavour to solicit away from any Group Company;

any Key Personnel.

3.	The Executive will not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period:

(a)	solicit the custom of; or

(b)	deal with,
any Relevant Customer or Prospective Customer in respect of any Relevant Goods and Services; or

(c)	interfere; or

(d)	endeavour to interfere,
with the continuance of supplies to any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

4.
Paragraph 3 of this Schedule will not apply top any Relevant customer who is related to the executive or with whom the executive dealt before being employed by the Company and who the executive introduced to the Company.

5.
The Executive will not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period engage or be concerned or interested in any business within the Relevant Area which:

(a)	competes; or

(b)	will at any time during the Restricted Period compete
with the Business, provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to three per cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

6.
The Executive acknowledges (having taken appropriate legal advice) that the provisions of this Schedule are fair and reasonable and necessary to protect the goodwill and interests of any Group Company and will constitute separate and severable undertakings given for the benefit of each Group Company and may be enforced by the Company on behalf of any of them.

7.
If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of any Group Company but would be valid if part of the wording were deleted then the restriction or obligation will apply with the deletions necessary to make it enforceable.

8.
The Executive acknowledges and agrees that he will be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive's employment under this Agreement offer to engage or employ the Executive in any capacity whether directly or indirectly, and for whom or with whom the Executive intends to work.

9.
Paragraph 5 of this Schedule will not apply where the Executive is dismissed by reason of redundancy (as defined by TULCRA 1992 section 195(1) as amended) subject to (i) the Company’s right to require that paragraph 5 of this Schedule above continues to apply to the Executive and (ii) Ship Luxco Holding S.a.r.l.’s (Topco) right to require that clause 8.2(a) of the Investment Agreement relating to Topco (the Investment Agreement) continues to apply to the Executive, provided that:

(a)
the Company notifies the executive in writing as soon as feasible and in any event no later than the Termination Date of its intention of the intention of Topco to rely on paragraph 9 of this Schedule to retain the restrictive covenant mentioned therein; and

(b)	the Company or Topco continues to pay the executive his salary during the longer of the Restricted Period or the Non-Compete Period (as defined in the Investment Agreement).
SCHEDULE 3

Intellectual Property Rights

1.	DEFINITIONS
In this Schedule the following words and expressions will have the following meanings:
Copyright Work means any work of which the Executive is the author in which copyright subsists by virtue of the Copyright, Designs and Patents Act 1988 and any statutory amendment or replacement thereof and which relates directly or indirectly to the business of any Group Company or arises out of the work performed by the Executive for any Group Company;
Design means any design of which the Executive is the designer in which design right subsists by virtue of the Copyright, Designs and Patents Act 1988 and any statutory amendment or replacement thereof and which relates directly or indirectly to the business of any Group Company or arises out of the work performed by the Executive for any Group Company;
Know How means trade secrets, confidential information, know how, technical or commercial knowledge, manufacturing or business processes and methods which relate directly to the business of any Group Company (the Relevant Information), but only to the extent that the Relevant Information arises out of the work performed by the Executive for any Group Company and relates specifically and solely to the operations of any Group Company and excluding, for the avoidance of doubt, any information, knowledge, processes or methods that are linked to the industry in which any Group Company operates that are not directly, specifically and solely connected to any Group Company;
Intellectual Property means any Copyright Work, Design, Know How, Invention, Registered Design or Trade Mark;
Invention means any discovery, invention or improvement in relation to goods and/or services made by the Executive alone or with others and which relates directly or indirectly to the business of any Group Company or arises out of work performed by the Executive for any Group Company;
Registered Design means any design of which the Executive is the designer and which is registrable pursuant to the Registered Designs Act 1949 as amended or replaced from time to time and which relates directly or indirectly to the business of any Group Company or arises out of the work performed by the Executive for any Group Company; and
Trade Mark means any trade mark, service mark or trade name which relates directly or indirectly to the business of any Group Company or arises out of the work performed by the Executive for any Group Company, and derivative expressions will be construed accordingly.

2.	Inventions

(a)
All rights in Inventions made during the Term whether or not the same are made in the course of the duties of the Executive and which do not by statute belong to any Group Company will belong to the Company absolutely.

(b)
The Executive will not, without the prior written consent of the Company and whether during or after the Term, disclose an Invention to any third party or use the same for the benefit of himself or any third party but will maintain absolute confidentiality in relation to that Invention.

(c)
Immediately on making any Invention and in any event upon request by the Company, the Executive will disclose to the Company all information (in whatever form the same may exist) in his possession or control relating to the Invention.

(d)	At the request and expense of the Company, the Executive will execute all documents and do all acts and things which are, in the opinion of the Company, necessary or desirable:

(i)	to vest in the Company or any person the Company nominates the rights referred to in paragraph 2(a) of this Schedule;

(ii)	to provide confirmation that a particular right in an Invention has vested in the Company;

(iii)	to enable applications for patents or other registered rights to be made and prosecuted in any part of the world; and

(iv)	to vest absolutely any patent or other registered right obtained by or on behalf of the Executive in respect of Invention in the Company or any person the Company nominates.

(e)	The provisions of paragraph 2 of this Schedule will be without prejudice to the rights of the Executive under sections 39 and 40 of the Patents Act 1977.

3.	Copyright And DesigN Right

(a)	All rights arising during the Term in or relating to:

(i)	Copyright Works;

(ii)	Designs;

(iii)	Registered Designs;

(iv)	Know How; and

(v)	Trade Marks,
and which do not by statute belong to any Group Company will belong to the Company whether or not the work or design in which the right or rights subsist was made or designed during the course of the duties of the Executive.

(b)	At the request and expense of the Company, the Executive will execute all documents and do all acts and things which are, in the opinion of the Company, necessary or desirable:

(i)	to vest in the Company or any person the Company nominates the rights referred to in paragraph 3(a) of this Schedule;

(ii)	to provide confirmation that a particular right in a Copyright Work, Design, Registered Design, Know How or Trade Mark has vested in the Company;

(iii)	to enable applications for registered rights to be made and prosecuted in any part of the world; and

(iv)
to vest absolutely any registered rights obtained by the Executive in respect of any Copyright Works, Designs, Registered Designs, Know How or Trade Mark in the Company or any person the Company nominates.

(c)
The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

4.	Joint Authorship and Joint Invention

(a)
Where any Invention is made by the Executive together with any other person or persons the Executive will use his best endeavours to procure that the other person or persons assign to the Company their interest in the Invention.

(b)
Where the Executive is joint author or joint designer with any other person or persons of any work, material and/or design in which any of the rights referred to in paragraph 3 of this Schedule subsist, he will use his best endeavours to procure that the joint authors assign their interest in the right or rights in question to the Company.

5.	Use of Intellectual Property
The Company will be entitled to make such use of the Intellectual Property as it deems appropriate. The Executive will not use the Intellectual Property in any manner, save as is necessary in performing his duties pursuant to this Agreement, and will not disclose, or permit any third party to use or disclose, the Intellectual Property, in any manner, at any time either during or after termination of this Agreement.

6.	Registration
The Executive will not:

(a)
register or take any steps to register any Invention, Copyright Work, Design, Registered Design, Know How or Trade Mark with the UK Patents Office or any equivalent or similar registration body anywhere in the world; or

(b)
register any domain name which relates directly or indirectly to the business of any Group Company or arises out of the work performed by the Executive for any Group Company with any domain name registration authority or body anywhere in the world.

7.	Papers and Records
The Executive will immediately after the Termination Date deliver to the Secretary of the Company or any person the Board nominates in writing all books, papers, drawings, designs, records and computer software in his possession or under his control at that date which relate to or concern any Invention, or any Copyright Work, Design, Registered Design or Know How.

8.	Enforcement
The Executive agrees to give all necessary assistance to the Company to enable it to enforce its intellectual property rights against third parties, to defend claims for infringement of third party intellectual property rights and to apply for registration of Intellectual Property Rights, where appropriate, throughout the world, and for the full term of those rights.

9.	Power of Attorney
The Executive will at the time of signing this Agreement appoint as his attorney (in the form set out at Schedule 1)the Company to sign or execute any and all agreements, instruments, deeds or other papers and do all things in the name of the Executive as may be necessary or desirable to implement the obligations of the Executive under this Schedule.